Exhibit (d)(xvii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                                    EXHIBIT R

                        AUTOMATED TREASURY CASH RESERVES

        For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to
 .50 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .50 of 1% applied to the daily net assets of the Fund.

        The advisory fee so accrued shall be paid to Adviser daily.

        Witness the due execution hereof this 1st day of August, 1999.

                                    FEDERATED INVESTMENT
                                            MANAGEMENT COMPANY

                                    By:  /S/ G. ANDREW BONNEWELL

                                    Name:  G. Andrew Bonnewell
                                    Title:  Vice President

                                    MONEY MARKET OBLIGATIONS TRUST

                                    By:  /S/ RICHARD B. FISHER
                                    Name:  Richard B. Fisher
                                    Title:  Vice President